Exhibit 8

                              CUSTODIAN AGREEMENT

     This agreement is made as of _____________________, 19___, by and between Cortland Trust, a (name of state or other jurisdiction) corporation [ a (name of state or other jurisdiction) business trust],* with its principal office located at Hackensack, New Jersey (the "Fund"), and Bank One Trust Company, N.A., with its principal offices located at 100 East Broad Street, Columbus, Ohio 43215 ("Custodian").

     1. APPOINTMENT OF CUSTODIAN. The Fund hereby appoints and Custodian hereby accepts such appointment by the Fund as custodian for all of the Fund's bonds, debentures, notes, stocks, shares and other securities (excluding Shares, as defined below) (collectively, "Securities") and cash on the terms and conditions set forth in this agreement.

     2. DELIVERY OF PROPERTY. The Fund shall deliver to Custodian all Securities and cash owned by it and all payments of income, principal or capital distributions received by it with respect to all such Securities from time to time, and the cash consideration received by the Fund for such shares of common stock [beneficial interest] of the Fund (the "Shares") to be issued or sold by the Fund from time to time. Custodian shall have no duties, obligations or liability or any property held or received by the Fund which has not been delivered to Custodian.

     3. BANK ACCOUNTS. Custodian shall open and maintain a separate bank account or accounts in the name of the Fund, subject only to draft or order by Custodian pursuant to the terms of this agreement, and shall maintain in each account or accounts all cash received by it from or for the account of the Fund, other than cash maintained by the Fund pursuant to Rule 17f-3 promulgated under the Investment Company Act of 1940 (the "'40 Act"). Custodian may deposit the Property, other than cash:

          (a) in the banking department of Custodian;

          (b) in such other banks or trust companies as Custodian may deem appropriate;

          (c) in its accounts with a clearing agency registered with the Securities and Exchange Commission (the "Commission") under Section 17A of the Securities Exchange Act of 1934 (the "Exchange Act"), which acts

*NOTE: Language in square brackets would replace immediately preceding language if client is a business trust rather than a corporation. Appropriate alternative revisions will be required throughout if a different legal entity, e.g. a partnership, is involved.

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     as a securities depository (the "Securities Depository"); or

          (d) in a book-entry account which if maintained for the Custodian by a Federal Reserve Bank (the "Book Entry Account").

          So long as Custodian maintains any account pursuant to subsections (c) and (d) above for the Fund, Custodian shall:

          (i) deposit the Securities in such an account that includes only assets held for the Fund for its customers;

          (ii) send the Fund confirmation of any transfers to or from the account maintained for the Fund;

          (iii) with respect to Securities transferred to the account of the Fund, identify as belonging to the Fund a quantity of such Securities in the fungible bulk of Securities (A) registered in the name of Custodian or its nominee, or (B) shown on Custodian's account on the books of the Securities Depository, the Book-Entry Account, or Custodian's agent;

          (iv) promptly send to the Fund reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its system of internal accounting control; and

          (v) send to the Fund such reports of the systems of internal accounting control of Custodian and its agents through which such securities are deposited as are available and as the Fund may reasonably request from time to time.

     4. PROPER INSTRUCTIONS. For the purpose of this agreement, "proper instructions" shall mean (a) any oral authorizations, instructions or approvals of any kind transmitted to Custodian in person or by telephone, telegram, telecopy or other mechanical or documentary means, lacking original signature, by a person believed in good faith by Custodian to be a person authorized by a resolution of the Board of Directors [Trustees] of the Fund to give such authorization, instructions or approvals on behalf of the Fund, or (b) any authorization, instruction, or approval of any kind transmitted to Custodian in an original writing containing original signatures or a copy of such document transmitted by telecopy including transmission of such signature, believed in good faith by Custodian to be the signature of a person authorized by a resolution of the Board of Directors

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[Trustees] of the Fund to give proper instruction on behalf of the Fund.

     5. PAYMENTS FOR SHAREs. Custodian shall receive from the distributor of the Fund's Shares or from the transfer agent of the Fund (the "Transfer Agent") payment for Shares of the Fund issued or sold from time to time by the Fund. Such payment will be made available to the Fund in federal funds as of specified tines agreed upon from time to time by the Fund and Custodian.

     6. COLLECTION OF INCOME. Custodian shall collect all income and other payments with respect to registered Securities held hereunder to which the Fund shall be entitled by law or pursuant to custom in the securities business, and shall collect all income and other payments with respect to bearer Securities if, on the date of payment by the issuer, such Securities are held by Custodian or agent thereof, and shall deposit such income, as collected, into the Fund's account. Without limiting the generality of the foregoing. Custodian shall detach and present for payment all coupons and other income items requiring presentation as and when they become due, shall collect dividends and interest when due on Securities held hereunder, and shall endorse and deposit for collection, in the name of the Fund, checks, drafts, and other negotiable instruments on the same day as received.

     With respect to Securities of foreign issuers, while Custodian will use its best efforts to collect any monies which may to its knowledge become collectible arising from such Securities, including dividends, interest and other income, and to notify the Fund of any call for redemption, offer of exchange, right of subscription, reorganization or other proceedings affecting such Securities, it is understood that Custodian shall be under no responsibility except as it relates to its responsibilities pursuant to this agreement for any failure or delay in effecting such collections or giving such notices.

     Custodian shall not be under any obligation or duty to take action to effect collection of any amount, if the Securities (domestic or foreign) on which such amount is payable are in default and payment is refused after due demand or presentation. Custodian will, however, promptly notify the Fund in writing of such default and refusal to pay.

     7. PAYMENT OF FUND MONIES. Upon receipt of proper instructions, which may be continuing instructions when deemed appropriate by the parties. Custodian shall pay out monies of the Fund in the following cases only:

          (a) Upon the purchase of Securities for the account of the Fund but only (i) against the delivery of such Securities to Custodian (or any bank, banking fire or trust company doing business in the United

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     States or abroad which is qualified under the '40 Act to act as a custodian and has been designated by Custodian as its agent for this purpose) registered in the name of the Fund or in the name of a nominee of the Fund or in the name of a nominee of Custodian referred to in 9 below or in proper for a for transfer; (ii) in the case of a purchase effected through a Securities Depository, in accordance with the conditions set forth in 3 above or (iii) in the case of repurchase agreements entered into between the Fund and another bank or broker-dealer, against delivery of Securities either in certificate for a or through an entry crediting Custodian's account at the Federal Reserve Bank with such securities.

          (b) In connection with conversion, exchange or surrender of securities owned by the Fund as set forth in 8(b) of this agreement;

          (c) For the redemption or repurchase of Shares issued by the Fund as set forth in 10 hereof:

          (d) For the payment of any expense or liability incurred by the Fund, including but not limited to the following payments for the account of the
     Fund: interest, taxes, management, accounting, transfer agent and legal fees, distribution plan payments and other operating expenses of the Fund:

          (e) For the payment of any dividends or other distributions declared pursuant to the governing documents of the Fund; and

          (f) For any other proper purposes of the Fund, bet only upon receipt of a certified resolution of the Board of Directors [Trustees] of the Fund specifying the amount of such payment, setting forth the purpose for which such payment if to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whoa such payment is to be made.

     8. DUTIES OF CUSTODIAN WITH RESPECT TO SECURITIES OF THE FUND HELD BY CUSTODIAN.

          (a) HOLDING SECURITIES. Custodian shall hold and physically segregate for the account of the Fund all Securities owned by the Fund other than Securities held is a Securities Depository or Book Entry Account, as provided in 3 of this agreement.

          (b) DELIVERY OF SECURITIES. Custodian shall release and deliver Securities owned by the Fund held by Custodian or in a Securities Depository or Book Entry Account for Custodian only upon receipt of proper

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     instructions. which nay be continuing instructions when deemed appropriate by the parties, and only in the following cases:


               (i) Upon the sale of such Securities for the account of the Fund and the receipt of payment therefor;

               (ii) Upon the receipt of payment in connection with any repurchase agreement related to such Securities entered into by the Fund;

               (iii) In the case of a sale effected through a Securities Depository or Book Entry Account, in accordance with the provisions of 3 of this agreement;

               (iv) In connection with tender or other similar offers for Securities owned by the Fund, provided that, in any such case, the cash or other consideration is to be delivered to Custodian;

               (v) To the issuer thereof or its agent when such Securities are called, redeemed, retired, or otherwise become payable, provided that, in any such case, the cash or other consideration is to be delivered to Custodian;

               (vi) To the issuer thereof, or its agent, for transfer into the name of the Fund or into the name of any nominee or nominees of Custodian, or for exchange for a different number of bonds, certificates or other evidence representing the same aggregate face amount or number of units, or for exchange of interim receipts or temporary securities for definitive securities, provided that, in any such case, the new Securities are to be delivered to Custodian;

               (vii) To the broker selling the same for examination in accordance with 'street delivery' custom provided that Custodian may adopt such procedures to ensure their prompt return to Custodian by the broker in the event the broker elects not to accept them:

               (viii) For exchange or conversion pursuant to any plan of merger, consolidation, recapitalization, reorganization, or readjustment of the Securities of the issuer of such Securities, or pursuant to provisions for conversion contained in such Securities, provided that, in any such case, the new Securities and cash, if any, are to be delivered to Custodian.

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               (ix) In the case of warrants, rights or similar Securities, the surrender thereof upon the exercise of such warrants, rights or similar Securities or the surrender of interim receipts or temporary Securities for definitive Securities, provided that, in any such case, the new Securities and cash, if any, are to be delivered to Custodian:

               (x) For delivery in connection with any loans of Securities made by the Fund, but only against receipt of adequate collateral as specified from time to time by action of the Board of Directors [Trustees] of the Fund;

               (xi) For delivery as security in connection with any borrowings by the Fund requiring a pledge of assets by the Fund but only against receipt of amounts borrowed;

               (xii) For delivery in accordance with the provisions of any agreement among the Fund, Custodian and a broker-dealer registered under the Exchange Act and a member of the National Association of Securities Dealers, Inc. "NASD"), relating to compliance with the rules of The Options Clearing Corporation (the "O.C.C") and of any registered national securities exchange or any similar organization, regarding escrow or other arrangements in connection with transactions of the Fund:

               (xiii) Upon receipt of instructions from the Transfer Agent for the Fund, for delivery to such Transfer Agent or to holders of Shares in connection with distributions in kind, as may be described form time to time in one or more currently effective prospectuses of the Fund. in satisfaction of requests by holders of Shares for repurchase or redemption; and

               (xiv) For any other proper purpose of the Fund, but only upon receipt of a certified resolution of the Board of Directors [Trustees] of the Fund specifying the Securities to be delivered, setting forth the purpose for which such delivery is to be made, declaring such purpose to be a proper purpose, and naming the person or persons to whom delivery of such Securities shall be made.

     9. REGISTRATION OF SECURITIES. Securities held by Custodian (other than bearer Securities) shall be registered in

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the name of the Fund or in the name of any nominee of the Fund or of any nominee of Custodian which nominee shall be assigned exclusively to the Fund, unless the Fund has authorized in writing the appointment of a nominee to be used in common with other registered investment companies having the same investment adviser as the Fund. All Securities accepted by Custodian on behalf of the Fund under the terms of this agreement shall be in "street name" or other good delivery form.

     10. PAYMENTS FOR REDEMPTION FOR SHARES OF THE FUND. From such assets of the Fund as may be available for the purpose but subject to the limitations of this agreement and of the Articles of Incorporation [Declaration of Trust] and By-Laws of the Fund, Custodian shall, upon receipt of instructions from the Transfer Agent, make assets of the Fund available for payment to holders of Shares who have delivered to the Transfer Agent a request for redemption or repurchase of their Shares. In connection with the redemption or repurchase of Shares, Custodian is authorized upon receipt of written instructions from the Transfer Agent to wire monies to a commercial bank designated by a redeeming shareholder.

     11. SEGREGATED ACCOUNT. Custodian shall upon receipt of proper instructions establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or Securities, including Securities maintained in an account by the Custodian pursuant to 3 of this agreement (a) in accordance with the provisions of any agreement among the Fund, Custodian and a dealer or broker which is registered under the Exchange Act and is a member in good standing of the NASD relating to compliance with the rules of the O.C.C. and of any registered national securities exchange, or of any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund; (b) for purposes of segregating cash or government securities in connection with options purchased or written by the Fund or commodity futures contracts or options thereon purchased, sold, or written by the Fund: and (c) for other proper purposes, but only. in the case of clause <c), upon receipt of, in addition to proper instructions, a certified copy of a resolution by the Board of Directors [Trustees] setting forth the purpose or purposes of such segregated account and declaring such purposes to be proper corporate purposes.

     12. VOTING AND OTHER ACTION. Custodian shall promptly deliver or mail to the Fund all forms of proxies and all notices of meetings and other notices or announcements affecting or relating to Securities held for the account of the Fund, and, upon receipt of proper instructions, shall execute and deliver such proxies or other authorizations as may be required. Neither Custodian nor its nominee shall vote any Securities or execute any proxy to vote the same or give any consent to take any other action with respect thereto (except as otherwise herein provided) unless ordered to do so by the Fund upon receipt of proper

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 instructions.

     13. TRANSFER TAXES AND OTHER DISBURSEMENTS. The Fund shall pay or reimburse Custodian from time to tine for any transfer taxes payable upon transfers of Securities made hereunder, and for all other necessary and proper disbursements and expenses made or incurred by Custodian in the performance of its duties and obligations under this agreement. Custodian shall execute and deliver and shall cause any Securities Depository to execute and deliver such certificates in connection with Securities delivered to it or by it under this agreement as may be required under the laws of any Jurisdiction to exempt from taxation any exemptible transfers and/or deliveries of any such Securities.

     14. RESPONSIBILITY OF CUSTODIAN. As long as and to the extent that it exercises reasonable care. Custodian shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this agreement; shall be held harmless in acting upon proper instructions, certified resolutions of the Board of Directors [Trustees] of the Fund, any notice, request, consent, certificate or other instrument reasonably believed by it to be genuine and to be signed by the proper party or parties: and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder, a certificate by the President, Treasurer, or Secretary or Assistant Secretary of the Fund. Custodian may receive and accept a certified resolution of the Board of Directors [Trustees] of the Fund as conclusive evidence (a) of the authority of any person to act in accordance with such vote or (b) of any determination or of any action by the Board of Directors [Trustees] of the Fund pursuant to the Articles of Incorporation [Declaration of Trust] or the By-Laws as described in such vote, and such vote may be considered as in full force and effect until receipt by Custodian of written notice from the Secretary or Assistant Secretary to the contrary.

     Custodian shall be entitled to rely upon and may act upon advice of counsel (who may or may not be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

     If the Fund requires Custodian to take any action with respect to Securities, which action involves the payment of monies or which action may, in the opinion of Custodian, result in Custodian's or its nominee's being liable for the payment of money or incurring liability of some other form, the Fund, as a prerequisite to requiring Custodian to take such action, shall provide indemnity to Custodian in an amount and form satisfactory to it.

     Notwithstanding any provision in this agreement to the contrary, with respect to Securities held by Custodian on behalf of the Fund, Custodian shall collect all income or other

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payments, release and deliver such Securities, and take any other action appropriate or necessary, a Custodian determines in its discretion, with respect to dividends, splits, distributions, spin-offs, puts, calls, conversions, redemptions, tenders, exchanges, mergers, reorganizations, rights, warrants or any other similar activity relating to the Securities provided that Custodian shall have actual notice of any such activity. For purposes of this paragraph. Custodian shall be deemed to have actual notice if any such activity is published in one or more of the following publications: J. J. Kenny's Munibase System, Financial Card Service, Standards & Poors' Called Bond Listing, Depository Trust Reorganization Notices, and The Wall Street Journal. If Custodian does not have actual notice of such activity, any such activity will be handled by Custodian on a best efforts' basis.

     15. OPTIONS.

          (a) PURCHASE OF OPTIONS BY THE FUND. Upon the purchase by the Fund of any Option (as defined below), the Fund shall promptly deliver to Custodian a written certificate signed by an appropriate officer of the Fund (a "Certificate") specifying with respect to each such Option: (i) whether the Option is a put or call Option; (ii) the name of the issuer of the securities subject to the Option and the title and number of such securities; (iii) the expiration date; (iv) the exercise price: (v) the date of purchase and settlement; (vi) the premium to be paid by the Fund; and (vii) the name of the registered broker-dealer who is acting as the clearing agent (the "Clearing Agent*}. Upon receipt of a Clearing Agent's confirmation of the purchase of the Option held by such Clearing Agent for the account of Custodian as custodian for the Fund, Custodian shall pay the premium payable to the Clearing Agent through whom the purchase was made: provided, that such premium conforms to the total premium payable as set forth in such Certificate.

          (b) Sale of Options by the Fund. Upon the sale of any Option purchased by the Fund in accordance with subsection (a) above, the Fund shall promptly deliver to Custodian a Certificate specifying with respect to such sale: (i) the type of Option (put or call); (ii) the name of the issuer of the securities subject to the Option and the title and number of such securities; (iii) the date of sale; (iv) the sales price; (v) the date of settlement; (vi) the total amount payable to the Fund upon such sale; and
     (vii) the name of the Clearing Agent through whom the sale was made. Custodian shall consent to the delivery of the Option sold by the Clearing Agent which previously supplied the 'confirmation described in subsection
     (a) above with respect to such Option against payment to Custodian of

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     the total amount payable to the Fund: provided that the same conforms to the total amount payable as set forth in such Certificate.

          (c) Upon the exercise by the Fund of any Call Option (as defined below) purchased by the Fund pursuant to subsection (a) above, the Fund shall promptly deliver to Custodian a Certificate specifying with respect to such Call Option: (i) the name of the issuer of the securities subject to such Call Option and the title and number of such securities; (ii) the expiration date: (iii) the date of exercise and settlement: (iv) the exercise price per share; (v) the total amount to be paid by the Fund upon such exercise: and (vi) the name of the Clearing Agent through whom such Call Option was exercised. Custodian shall, upon receipt of the securities underlying the Call Option which was exercised, (A) pay out of the moneys held for the account of the Fund the total amount payable to the Clearing Agent through whom the Call Option was exercised: provided that the same conforms to the total amount payable as set forth in such Certificate, and
     (B) delete the exercised Call Option from the statements delivered to the Fund pursuant to 17 of this agreement.

          (d) Upon the exercise by the Fund of any Put Option (as defined below) purchased by the Fund pursuant to subsection (a) hereof, the Fund shall deliver to Custodian a Certificate specifying with respect to such Put
     Option: (i) the name of the issuer of the securities subject to such Put Option and the title and number of such securities; (ii) the expiration date; {iii) the date of exercise and settlement; (iv) the exercise price per share; (v) the total amount to be paid to the Fund upon such exercise; and (vi) the name of the Clearing Agent through whom such Put Option was exercised. Custodian shall, upon receipt of the amount payable upon the exercise of the Put Option (A) deliver or cause the Securities Depository or Book Entry Account to .deliver, out of the account of the Fund to which such Put Option was allocated, the securities which were subject to such Put Option; provided that the same conforms to the amount payable to the Fund as set forth in such Certificate, and (B) delete the exercised Put Option from the statements to be delivered to the Fund pursuant to 17 of this agreement.

          (e) Whenever the Fund writes a Covered Call Option (as defined below) with respect to securities held by Custodian hereunder, the Fund shall promptly deliver to Custodian a Certificate specifying with respect to such Covered Call Option: (i) the name of

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     the issuer of the securities subject to such Covered Call Option and the title and number of such securities: (ii) the expiration date; (iii) the exercise price; (iv) the premium to be received by the Fund; (v) the date such Covered Call Option was written; and (vi) the name of the Clearing Agent through whom the premium is to be received. Custodian shall deliver or cause to be delivered, in exchange for receipt of the premium specified in the Certificate with respect to such Covered Call Option, such receipts as are required in accordance with the customs prevailing among brokers in Covered Call Options, and shall impose, or direct the Securities Depository or Book Entry Account to impose, upon the underlying securities specified in the Certificate such restrictions as may be required by such receipts.

          (f) Whenever a Covered Call Option written by the Fund and described in the preceding subsection (e) is exercised, the Fund shall promptly deliver to Custodian a Certificate instructing Custodian to deliver, or to direct the Securities Depository or Book Entry Account to deliver, the securities subject to such Covered Call Option and specifying: (i) the name of the issuer of the securities subject to such Covered Call Option and the title and number of such securities; (ii) the Clearing Agent to whom the underlying securities are to be delivered; and (iii) the total amount payable to the Fund upon such delivery. Upon the return and/or cancellation of any receipts delivered pursuant to subsection (e) hereof. Custodian shall deliver, or cause the Securities Depository or Book Entry Account to deliver, the underlying securities as specified in the Certificate for the amount to be received as set forth in such Certificate.

          (g) Whenever the Fund purchases any Option identical to a previously written Covered Call Option described in subsection (e) hereof in a transaction expressly designated as a "Closing Purchase Transaction" in order to liquidate its positions as a writer of an option the Fund shall promptly deliver to Custodian a Certificate specifying with respect to the Option being purchased: (i) that the transaction is a Closing Purchase Transaction; (ii) the name of the issuer of the securities subject to such Option and the title and number of such securities; (iii) the exercise price; (iv) the premium to be paid by the Fund; (v) the expiration date;
     (vi) the date of such purchase; and (vii) the name of the Clearing Agent to whom the premium is to be paid. Upon Custodian's payment of the premium and the return and/or cancellation of any receipt issued pursuant to subsection
     (e) of this 15 with respect to the Covered Call Option being li-

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     quidated through the Closing Purchase Transaction, Custodian shall (A)
     remove, or direct the Securities Depository or Book Entry Account to remove, the previously imposed restriction on the securities underlying the Covered Call Option, and (B) delete such Option from statements delivered to the Fund by Custodian pursuant to 17 of this agreement.

          (h) Upon the expiration of any Option purchased by the Fund pursuant to subsection (a) of this 15 or any Covered Call Option written by the Fund and described in subsection (e) of this 15, Custodian shall (i) delete such Option from the statements delivered to the Fund pursuant to 17 of this agreement and, if such expired Option was a Covered Call Option written by the Fund, (ii) free, or instruct the Securities Depository or Book Entry Account to free, the Securities underlying such Covered Call Option from the restrictions imposed by receipts issued in connection therewith.

          (i) For purposes of this 15, the following terms shall have the meanings as set forth below:

               (i) "Option" shall mean a Call Option, Covered Call Option and/or Put Option.

               (ii) "Call Option" shall mean a option entitling the holder thereof, upon timely exercise and payment of the exercise price, as specified therein, to purchase from the writer of such Call Option the specified underlying Securities.

               (iii) "Covered Call Option" shall mean an option entitling its holder, upon timely exercise and payment of the specified exercise price, to purchase from the writer of such Covered Call Option the specified underlying Securities which are owned by such writer and are subject to appropriate restrictions.

               (iv) "Put Option" shall mean an option entitling the holder thereof, upon timely exercise and tender of the specified underlying Securities, to sell such Securities to the writer of such Put Option for the specified exercise price.

     16. FUTURES CONTRACTS.

          (a) Whenever the Fund shall enter into a Futures Contract (as defined below) to be held by Custodian under this agreement, the Fund shall deliver to Custodian a Certificate specifying with respect to such Futures
     Contract: (i) the category of Futures Contract

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     (the name of the underlying stock index or financial instrument); (II) the number of identical Futures Contracts entered into; (iii) the delivery or settlement date of the Futures Contract; (iv) the date the Futures
     Contract was entered into; (v) whether the Fund is buying (going long) or selling (going short) on such Futures Contract; (vi) the amount of cash and/or the amount and kind of Securities, if any, to be deposited by Custodian in a margin account with respect to such Futures Contract and the name in which the margin account has been, or is to be, established; (vii) the name of the broker, dealer, or futures commission merchant through whom the Futures Contract was entered into; and (viii) the amount of fee or commission, if any, to be paid to the broker, dealer, or futures commission merchant. Custodian shall upon receipt of such broker's, dealer's, or futures commission merchant's statement confirming the purchase (creation of a long position) or sale (creation of a short position) of a Futures Contract which is held by such broker, dealer, or futures commission merchant in the name of Custodian (or of a duly appointed and registered nominee of Custodian) as custodian for the Fund, make payment of the fee or commission, if any, specified in the Certificate and deposit in such margin account the amount of cash and/or the amount and kind of securities specified in such Certificate.

          (b) The Fund shall, from time to time, make such additional deposits to, or withdrawals from, a margin account as specified in a Certificate received by Custodian. Such Certificate shall specify the amount of cash and/or the amount and kind of Securities specifically to be deposited in, or withdrawn from, a specified margin account. In the event that the Fund fails to specify in a Certificate the name of the issuer, the title and the number of shares or the principal amount of any particular Securities to be deposited by Custodian in a margin account. Custodian shall not be under any obligation to make any such deposit and shall so notify the Fund.

          (c) Custodian shall make deliveries or payments from a margin account to the broker, dealer, or futures commission merchant in whose name, or for whose benefit, the account was established only upon the receipt of a Certificate specifying the broker, dealer, or futures commission merchant to whom such payment or delivery is to be made, the amount of money and/or the amount and kind of securities to be paid or delivered, and the date on which such payment or delivery is to be made. After receipt of such a Certificate, Custodian shall make the payments and/or deliveries to the broker, dealer, or futures commission merchant therein specified.

          (d) Whenever Futures Contract held by Custodian hereunder is retained by the Fund until delivery or settlement if made on such Futures Contract, the Fund shall deliver to Custodian a Certificate specifying: (i) the Futures Contract; (ii) with respect to a Stock Index Futures Contract (as defined below), the total cash settlement amount to be paid or received, and with respect to a Financial Futures Contract (as defined below), the Securities and/or amount of cash to be delivered or received; (iii) the broker, dealer, or futures commission merchant to or from whom payment or delivery is to be made or received; and (iv) the amount of cash and/or Securities to be withdrawn from the related margin account. Upon the receipt of a broker's, dealer's, or futures commission merchant's statement or confirmation reasonably believed by Custodian to be in the form customarily used by brokers, dealers or futures commission merchants confirming that the Futures Contract is being settled and that the Fund's position in such Futures Contract is thereby terminated. Custodian shall make the payment or delivery specified in the Certificate, and delete such Futures Contract from the statements delivered to the Fund pursuant to 17 of this agreement.

          (e) Whenever the Fund shall enter into a Futures Contract to offset a Futures Contract held by Custodian hereunder, the Fund shall deliver to Custodian a Certificate specifying: (i) the items of information required in a Certificate described in subsection (a) above, and (ii) the Futures Contract being offset. Custodian shall, upon receipt of a broker's, dealer's, or futures commission merchant's statement or confirmation reasonably believed by Custodian to be in the form customarily used by brokers, dealers, or futures commission merchants confirming the offsetting transaction, make payment of the fee or commission, if any, specified in the Certificate and delete the Futures Contract being offset from the statements delivered to the Fund pursuant to 17 of this agreement.

          (f) Custodian shall accept cash and/or Securities tendered or delivered by a broker, dealer, or futures commission merchant in connection with any Futures Contract held by Custodian hereunder when instructed to accept such cash and/or Securities in a Certificate. Such Certificate shall instruct Custodian where to deposit such cash and/or Securities.

          (g) For purposes of this 16, the following terms shall have the meanings set forth below:

               (i) Futures Contract" will mean Financial Future Contract and/or Stock Index Futures Contract.

               (ii.) "Financial Futures Contract" Shall mean the firm commitment to buy or cell fixed income securities, including U.S. Treasury Bills, U.S. Treasury Notes, U.S. Treasury Bonds, Government National Mortgage Association mortgage-backed securities and commercial paper, at a specified time at an agreed upon price.

               (iii) "Stock Index Futures Contract" shall mean a bilateral agreement pursuant to which the parties agree to take or make delivery of an amount of cash equal to a specified dollar amount times the difference between the value of a particular stock index at the close of the last business day of the contract and the price at which the futures Contract is originally struck.

     17. RECORDS AND REPORTS. Custodian shall create and maintain records relating to its activities and obligations under this agreement in such manner as will meet the obligations of the Fund under the '40 Act, with particular attention to 31 thereof and Rules 31a-l and 31a-2 thereunder, applicable Federal and State tax laws and any other law or administrative rules or procedures which may be applicable to the Fund. All such records shall remain the property of the Fund, shall be subject to the provisions 14 of this agreement, and shall be open to the inspection and audit at reasonable times by duly authorized officers, employees or agents of the Fund and employees and agents of the Commission. Custodian shall, at the Fund's request, supply the Fund with a tabulation of Securities owned by the Fund and held by Custodian and shall supply to the Fund a report from time to time as the parties shall agree of all monies received or paid on behalf of the Fund and of the resultant cash balance, a list of all security transactions that remain unsettled at such time, and such other reports as the Fund may reasonably request.

     18. EFFECTIVE PERIOD TERMINATION AND INTERPRETIVE AND ADDITIONAL PROVISIONS. This agreement shall become effective as of the date first set forth in this agreement, and shall continue in full force and effect until terminated as hereinafter provided, nay be amended at any time by mutual agreement of the parties hereto in writing and may be terminated by either party by 90 days advance written notice delivered pursuant to 21 of this agreement to the other party.

     Upon termination hereof the Fund shall pay to Custodian such compensation as may be due as of the date of such termination, and shall likewise reimburse Custodian for its reasonable costs, expenses and disbursements contemplated by this agreement.

     In connection with the operation of this agreement, Custodian and the Fund may agree from time to time on inch provisions interpretive or in addition to the provisions of this agreement as nay in their Joint opinion be consistent with the general tenure of this agreement, any such interpretive or additional provisions to be signed by both parties and annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable Federal or State regulations, or any provision of the Articles of Incorporation [Declaration of Trust] and By-Laws of the Fund as the same may from time to tine be amended. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this agreement.

     19. SUCCESSOR CUSTODIAN. If a successor custodian is appointed by the Board of Directors [Trustees] of the Fund, Custodian shall, upon termination, deliver to such successor custodian at the office of Custodian, duly endorsed and in form for transfer, all Securities then held hereunder and all other property of the Fund deposited with or held by it hereunder.

     If no such successor custodian is appointed and this agreement is terminated pursuant to 18 of this agreement, Custodian shall, in like manner, at its office, upon receipt of a certified copy of a vote of the shareholders of the Fund, deliver such property in accordance with such vote.

     In the event that no written order designating a successor custodian or certified copy of a vote for the shareholders shall have been delivered to Custodian on or before the date when such termination shall become effective, then Custodian shall have the right to deliver to a bank or trust company of its own selection qualified to act as a custodian under the '40 Act, all property of the Fund held by Custodian, including Securities and cash, and all instruments held by it relative thereto and held by it under this agreement. Thereafter such bank or trust company shall be the successor of Custodian under this agreement.

     In the event that Securities and other property of the Fund remain in the possession of Custodian after the date of termination hereof owing to the failure of the Fund to procure the shareholder vote above referred to, or of the directors to appoint a successor custodian. Custodian shall be entitled to fair compensation for its services during such period and the provisions of this agreement relating to the duties and obligations of Custodian shall remain in full force and effect.

     20. COMPENSATION OF CUSTODIAN. Custodian shall be entitled to compensation for its services and for reimbursement of reasonable out of pocket expenses as set forth in Schedule A attached hereto (the "Fee Schedule"). Custodian guarantees that the compensation and expenses set forth in the Fee Schedule shall not increase during the first year of this agreement. After the first year, however, the Fee Schedule may be notified as mutually agreed to by the Fund and Custodian.

     Custodian shall incur certain expenses by entering into this agreement, such expenses including but not limited to establishment of accounts and transfer of Securities and other documents ("Initial Expenses"). Custodian shall notify the Fund of the amount of such Initial Expenses within 120 days of the effective date of this agreement. In the event that this agreement is terminated for any reason within one year of its effective date, the Fund shall pay to Custodian the full amount of such Initial Expenses. If this agreement is terminated for any reason after the first anniversary date of this agreement but on or before the second anniversary date of this agreement, the Fund shall pay to Custodian two-thirds of such Initial Expenses. If this agreement is terminated for any reason after the second anniversary date of this agreement but on or before the third anniversary date of this agreement, the Fund shall pay to Custodian one-third of such Initial Expenses. Any payment of Initial Expenses under this 20 will be made within 10 days of the termination of this agreement.

     21. NOTICES. Any notices required or desired to be given to any other party hereto shall be in writing, shall be addressed to such other party at that party's address set forth at the beginning of this agreement and shall be deemed given when deposited in the United States mail, certified, return receipt requested, or actually received by the party to whom it was addressed if delivered by an alternate method. Any party may change the address to which notices or other communications are to be given by giving the other parties notice of such change.

     22. OVERDRAFTS OR INDEBTEDNESS. If Custodian should in its sole discretion advance cash on behalf of the Fund which results in an overdraft because the cash held by Custodian for the account of the Fund shall be insufficient to pay the total amount payable upon a purchase of Securities as set forth in proper written instructions or which results in an overdraft for some other reason, or if the Fund is for any other reason indebted to Custodian (except for other borrowings for temporary or emergency purposes using securities as collateral pursuant to a separate agreement), such overdraft or indebtedness shall be deemed to be a loan made by Custodian to the Fund payable on demand and shall bear interest from the date incurred at a rate per annum (based on a 360-day year for the actual number of days involved} equal to 2% over the prime rate in effect from time to time as announced by The Wall Street Journal under the section titled Money Rates, or any successor title, such rate to be adjusted on the effective date of any change in such prime rate. In addition, the Fund hereby agrees that Custodian shall have a continuing lien and security interest in and to any property at any time held by it for the benefit of the Fund or in which the Fund may have an interest which is then in Custodian's possession or control or in possession or control, of any third party acting on Custodian's behalf. The Fund authorizes Custodian, in its sole discretion, at any time to charge any such overdraft or indebtedness together with interest due thereon against any balance of account standing to the Fund's credit on the Custodian's books.

     23. GOVERNING LAW. This agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of Ohio.

     24. SEVERABILITY. The intention of the parties to this agreement is to comply fully with all laws, rules, regulations and public policies, and this agreement shall be construed consistently with all laws, rules, regulations and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this agreement consistently with any law, rule, regulation or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect.

     25. NON-WAIVER. No failure by any party to insist upon compliance with any term of this agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this agreement shall affect or constitute a waiver of, any party's right to demand strict compliance with all provisions of this agreement.

     26. NO THIRD PARTY BENEFIT. This agreement is intended for the exclusive benefit of the parties to this agreement and their respective successors and assigns, and nothing contained in this agreement shall be construed as creating any rights or benefits in or to any third party.

     27. CAPTIONS. The captions of the various sections of this agreement are not part of the context of this agreement, but are only labels to assist in locating those sections and shall be ignored in construing this agreement.

CUSTODIAN

BANK ONE TRUST COMPANY, N.A.

By:


THE FUND

By:

By"
                                       19